                                                                    EXHIBIT 23.2





                            INDEPENDENT AUDITORS' CONSENT



We consent to the use of our report dated April 26, 1996, related to the financial statements of West Carroll Bancshares, Inc. as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, included in the Form S-4 Registration Statement filed by Regions Financial Corporation on or about December 12, 1996, and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a change in the method of accounting for income taxes in 1993 and to a change in the method of accounting for investment securities 1994.



/s/ KPMG PEAT MARWICK LLP



Shreveport, Louisiana
December 12, 1996